1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Prices $426.5 Million in
Offerings of 16.25 Million Shares of Common Stock and
2.25 Million Shares of Mandatory Convertible Preferred Stock

NEW ORLEANS, LA, November 1, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that it has priced an aggregate of $426.5 million in its public offerings of 16.25 million shares of common stock at $12.40 per share and 2.25 million shares of 6¾% mandatory convertible preferred stock at $100.00 per share.

These offerings will generate gross proceeds of approximately $426.5 million before underwriting discounts, expenses and the exercise of overallotments, if any.  McMoRan intends to use the net proceeds of approximately $410 million from these offerings to repay a portion of the indebtedness under a bridge facility used in connection with the acquisition of the Gulf of Mexico shelf oil and gas properties of Newfield Exploration Company.  The closing date for these transactions is expected to be November 7, 2007.

The underwriters have an option to purchase from the company up to an additional 2.44 million shares of common stock and an additional 337,500 shares of mandatory convertible preferred stock to cover overallotments, if any.

The 6¾% mandatory convertible preferred stock will pay, when and if declared by the Board of Directors, dividends at a rate of 6.75 percent per annum, payable quarterly.  McMoRan will pay dividends in cash, common stock or a combination of cash and common stock.  The first dividend date will be February 15, 2008.

The 6¾% mandatory convertible preferred stock will be convertible into between 15.1 million and 18.1 million shares of our common stock, subject to anti-dilution adjustments. The shares will automatically convert on November 15, 2010.  Holders may elect at any time before November 15, 2010 to convert at a conversion rate equal to 6.7204 shares of common stock for each share of 6¾% mandatory convertible preferred stock.  Our 6¾% mandatory convertible preferred stock has been approved for listing on the New York Stock Exchange, subject to issuance.  The ticker symbol for this security will be MMRprM.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan.  Jefferies & Company, Inc. is a co-manager for these offerings.  The offerings will be made under the company’s existing shelf registration statement filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, New York 10080, phone: 212-449-1000, or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.

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